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                                                                    Exhibit 10mm


                             AGREEMENT REGARDING
                              CHANGE IN CONTROL


        This Agreement entered into as of the 19th day of January, 1994 by and between Ameritech Corporation, a Delaware corporation (the "Company"), and Richard C. Notebaert (the "Executive"),

                               WITNESSETH THAT:


        WHEREAS, the Company wishes to induce the Executive to remain in its employ, to provide fair and equitable treatment and a competitive compensation package to the Executive, and to assure continued attention of the Executive to his duties without any distraction arising out of uncertain personal circumstances in a change in control environment; and

        WHEREAS, the Company recognizes that in the event of a change in control of the Company it is likely that the Executive's authorities, duties and responsibilities would be substantially altered; and

        WHEREAS, the Company and the Executive accordingly desire to enter into this Agreement on the terms and conditions set forth below;

        NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is hereby agreed by and between the parties as follows:

        1. Term of Agreement. The "Term" of this Agreement shall commence on the date hereof and shall continue through December 31, 1994; provided, however, that on such date and on each December 31 thereafter, the Term of this Agreement shall automatically be extended for one additional year (but not beyond the Executive's attainment of age 65) unless, not later than the preceding November 1 the Company shall have given notice that it does not wish to extend the Term; and provided, further, that if a Change in Control (as defined in paragraph 2 below) shall have occurred during the original or any extented Term of this Agreement, the Term of this Agreement shall continue for a period of twenty-four months beyond the month in which such Change in Control occurs, but not beyond the Executive's attainment of age 65.

        2. Change in Control. For purposes of this Agreement, the term "Change in Control" means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Company's Board of Directors which occurs as follows:
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(a)  any "person" (as such term is used in Section 13(d) and 14(d)(2)
     of the Securities Exchange Act of 1934) other than:

     (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or

     (ii) the Executive or any person acting in concert with the Executive is or becomes a beneficial owner (as defined in rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of stock of Company representing 20% or more of the total voting power of the Company's then outstanding stock; provided, however, that this subparagraph (a) shall not apply to any tender offer made pursuant to an agreement with the Company approved by the Company's Board of Directors and entered into before the offeror has become a beneficial owner of stock of the Company representing 5% or more of the combined voting power of the Company's then outstanding stock;

(b) a tender offer is made for the stock of the Company, and the person making the offer owns or has accepted for payment stock of the Company representing 20% or more of the total voting power of the Company's then outstanding stock; provided, however, that this subparagraph (b) shall not apply to any tender offer made pursuant to an agreement with the Company approved by the Company's Board of Directors and entered into before the offeror has become a beneficial owner of stock of the Company representing 5% or more of the combined voting power of the Company's then outstanding stock;

(c) during any period of 24 consecutive months there shall cease to be a majority of the Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-third (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

(d) the stockholders of the Company approved a merger or consolidation of the Company with any other company other than:





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     (i)  a merger or consolidation which would result in the Company's voting stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 70% of the combined voting power of the Company's or such surviving entity's outstanding voting stock immediately after such merger or consolidation; or

     (ii) a merger or consolidation which would result in the directors of the Company who were directors immediately prior thereto continuing to constitute at least 50% of the directors of the surviving entity immediately after such merger or consolidation.

For purposes of subparagraph (d) above, the phrase "surviving entity" shall mean only an entity in which all the Company's stockholders who are stockholders immediately before the merger or consolidation (other than stockholders exercising dissenter rights) become stockholders by the terms of the merger or consolidation, and the phrase "directors of the Company who were directors immediately prior thereto" shall not include (A) any director of the Company who was designated by a person who has entered into an agreement with the Company to effect a transaction described in subparagraph
(a) or subparagraph (d) above, or (B) any director who was not a director at the beginning of the 24-consecutive-month period preceding the date of such merger or consolidation, unless his election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors who were directors before the beginning of such period.

     3. Compensation After a Change in Control. During any period in which the Executive is employed by the Company after a Change in Control, there shall be no reduction in the base salary, long and short term incentives and bonuses, employee benefits (including medical insurance, disability income protection, and life insurance and death benefits), fringe benefits and perquisites to which the Executive was entitled prior to the Change in Control.

     4. Severence Payments. Subject to the provisions of paragraphs 5 and 6 below, in the event that the Executive's employment with the Company is voluntarily terminated by the Executive or involuntarily terminated by the Company for any reason other than death, Disability (as defined below) or Just Cause (as defined below) during the twenty-four month period following a Change in Control, the Executive shall continue to receive all medical insurance, disability income protection, life insurance coverage and death benefits, fringe benefits and perquisites to which the

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Executive was entitled prior to the Change in Control for period of not less than the 24 consecutive months immediately following the date of his termination of employment, and shall be entitled to a lump sum payment in cash no later than ten business days and no earlier than two business days after the date of termination equal to the sum of:

        (a) an amount equal to 2.99 (or, if less, the number of years remaining until the Executive's attainment of age 65) times the Executive's annual salary rate in effect immediately prior to the Change in Control;

        (b) an amount equal to 2.99 (or, if less, the number of years remaining until the Executive's attainment of age 65) times the Executive's short term incentive award and other bonuses payable for the calendar year preceding the Change in Control; and

        (c) the actuarial equivalent of the additional pension benefits which the Executive would have accrued under the terms of the Ameritech Management Pension Plan, the Ameritech Senior Management Retirement and Survivor Protection Plan and each other tax-qualified or nonqualified defined benefit pension plan maintained by the Company (determined without regard to any termination or any amendment adversely affecting the Executive which is adopted on or after a Change in Control or in contemplation of a Change in Control) if, on the date of Termination, the Executive had been credited with two additional years of service and two additional years of compensation at his annual base salary rate and target short term incentive award in effect on the date of the Change in Control for benefit accrual purposes and were two years older than his actual age on such date; provided, however, that the additional service, compensation and age credits under this paragraph (c) shall be proportionately reduced if the Executive is at least age 63 on the date of termination and eliminated if the Executive is age 65 or older on such date. For purposes of this subparagraph (c), actuarial equivalence shall be determined in accordance with the terms of the Ameritech Senior Management Retirement and Survivor Protection Plan for purposes of lump sum payments under that plan, but without regard to any amendment of that plan adopted on or after a Change in Control or in contemplation of a Change in Control which would reduce the amount of such lump sum payment.

For purposes of this Agreement, the Executive's employment with the Company shall be deemed to have been involuntarily terminated by the Company if the Executive's duties and responsibilities are significantly

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diminished by the Company without the Executive's consent.  For purposes of this Agreement, the term "Disability" means an incapacity, due to physical injury or illness or mental illness, causing a Participant to be unable to perform his duties for the Company on a full-time basis for a period of at least six consecutive months and the term "Just Cause" means willful misconduct, dishonesty, conviction of a felony or excessive absenteeism not related to illness or disability.

        5. Tax Limitations. If any payments under this Agreement, after taking in account all other payments to which the Executive is entitled from the Company, or any affiliate thereof, are more likely than not to result in a loss of a deduction to the Company by reason of section 2800 of the Internal Revenue Code of 1986 or any successor provision to that section, such payments shall be reduced by the least amount required avoid such loss of deduction. If the Executive and the Company shall disagree as to whether a payment under this Agreement is more likely than not to result in the loss of a deduction, the matter shall be resolved by an opinion of tax counsel chosen by the Company's independent auditors. The Company shall pay the fees and expenses of such counsel, and shall make available such information as may be reasonably requested by such counsel to prepare the opinion.
If, by reason of the limitations of this paragraph 5, the maximum amount payable to the Executive under paragraph 4 above cannot be determined prior to the due date for such payment, the Company shall pay on the due date the minimum amount which it in good faith determines to be payable and shall pay the remaining amount, with interest calculated at the rate prescribed by section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as soon as such remaining amount is determined in accordance with this paragraph 5.

        6. Source of Payments and Withholding. Any amount payable under the terms of this Agreement shall be paid from the general assets of the Company or from one or more trusts, the assets of which are subject to the claims of the Company's general creditors. All payments to the Executive under this Agreement will be subject to all applicable withholding of state and federal taxes.

        7. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City of Chicago, in accordance with the laws of the State of Illinois, by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the

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selection of arbitrators which shall be as provided in this paragraph 11.
Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with enforcement of his rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) his reasonable attorneys' fees and costs and expenses in connection with enforcement of his rights (including the enforcement of any arbitration award in court). Payments shall be made to the Executive at the time such fees, costs and expenses are incurred. If, however, the arbitrators shall determine that, under the circumstances, payment by the Company of all or part of any such fees and costs and expenses would be unjust, the Executive shall repay such amounts to the Company in accordance with the order of with the order of the arbitrators.

        8. Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amonts owed to the Company by the Executive, any amounts earned by the Executive in other employment after termination of this employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

        9. Severance Pay Plan. During the Term of this Agreement, the Executive shall not participate in or have any rights under either the Ameritech Senior Management Severance Pay Plan or the Ameritech Management Employees Severance Pay Plan.

        10. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law. Nothing in this paragraph shall limit the Executive's rights or powers to dispose of his property by will or limit any rights or powers which his executor or administrator would otherwise have.

        11. Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois.

        12. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the

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parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

        13. Successors to the Company. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor (whether director or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

        14. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

        15. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

        IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the date and year first above written.


                                                      /s/Richard C. Notebaert
                                                        ----------------------
                                                         Executive

                                                        Ameritech Corporation



                                                        By:  /s/ Bruce B. Howat
                                                           -------------------

                                                        Its:  Secretary

ATTEST:



/s/ Marilyn S. Sprocker
- ---------------------------
Assistant Secretary



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                           Schedule to Exhibit 10mm



Ameritech Corporation has an identical Agreement Regarding Change In Control dated January 19, 1994 with William L. Weiss, which superseded and replaced an Agreement Regarding Change In Control dated January 1, 1989 between Ameritech and Mr. Weiss.